EXHIBIT 99.1

Lakeland Industries Completes Acquisition of LHD Group

Strategic Acquisition Enhances Lakeland’s Global Presence and Fire Service Offering

HUNTSVILLE, AL / July 1, 2024 / Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of protective clothing for industry, healthcare, and first responders, announced today the successful completion of its acquisition of the fire and rescue business of LHD Group Deutschland GmbH and its subsidiaries in Hong Kong and Australia (collectively, “LHD”) in an all-cash transaction valued at approximately $16.3 million subject to post-closing adjustments and customary holdback provisions.

LHD is a leading provider of firefighter turnout gear, accessories, and personal protective equipment cleaning, repair, and maintenance, with an annual revenue of approximately $27 million. LHD has 111 employees worldwide and is headquartered in Wesseling, Germany, with operations in Hong Kong and Australia.

Strategic Rationale and Benefits:

•	Expansion of Global Fire Services Footprint: The acquisition significantly strengthens Lakeland’s position in the global fire services market by adding LHD’s premium product and services portfolio and complementary geographic footprint. This strategic move enhances Lakeland’s ability to serve customers in Germany and Australia, two of the three largest fire markets in the world, as well as the Asian region, with an expanded range of high-quality fire and rescue gear and services.

•	Introduction of Fire Suit Services: LHD Care provide a holistic approach to protective clothing maintenance, including laundry services, repairs and sample production. This offering ensures the longevity and effectiveness of firefighting gear and introduces an attractive recurring revenue stream that Lakeland plans to leverage and expand.

•	Enhanced Product Portfolio: LHD’s product range, which includes structural, wildland, and industrial fire and rescue gear, technical rescue equipment, and station wear, complements Lakeland’s existing fire services offerings. This expanded portfolio allows Lakeland to better meet the diverse needs of firefighters and first responders worldwide.

•	Retention of Skilled Workforce: LHD’s existing staff and core management team across Germany, Australia, and Hong Kong will remain in place and integrate with the global Lakeland team. This continuity ensures ongoing high-quality service and support for LHD’s established customer base. In addition, Lakeland intends to enhance and expand LHD’s sales team and product manufacturing capabilities.

Jim Jenkins, President, CEO and Executive Chairman of Lakeland, stated, “The completion of this acquisition accelerates our long-term growth strategy by significantly expanding our market share and global presence in the fire service industry. LHD’s premium products and services align remarkably well with our existing portfolio and provides us with new opportunities to enhance our service offerings and revenue streams. We are excited about the market expansion and cross-selling opportunities this acquisition brings and are confident that it will be immediately accretive to Lakeland.”

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Maynard Nexsen and Noerr acted as legal advisors to Lakeland.

Lakeland Fiscal Year 2025 Updated Guidance and Outlook

This updated guidance is based on our current backlog of orders and current expectations, including the integration of LHD Group as of July 1, 2024. These metrics constitute forward-looking statements and are based on current expectations. For a discussion of factors that could cause actual results to differ materially from these metrics, see “Safe Harbor Statement” below.

•	Revenue - We now expect FY25 Revenue in the range of $160 million to $170 million.
•	Adjusted EBITDA – We expect FY25 Adjusted EBITDA, excluding any material negative impact from foreign exchange, to be in the range of $18 million to $21.5 million(1).

(1) Excluding revenue, the Company does not provide guidance on a GAAP basis as certain items that impact Adjusted EBITDA, such as equity compensation, foreign exchange gains or losses, acquisition expenses and employee separation expenses, which may be significant, are outside the Company’s control and/or cannot be reasonably predicted.

Roger Shannon, Chief Financial Officer, added, “We are pleased to close on this important acquisition, and we look forward to working with our new teammates at LHD to further expand the Lakeland family of fire and safety brands. We continue to believe our SSQ acquisitions like LHD position us for additional growth in revenue and profitability.”

About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 2,000 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address expectations of sources or uses for capital or which express the Company’s expectations for future financial performance or operating strategies, including statements regarding the anticipated synergies and opportunities relating to the acquisition, are forward-looking statements. Forward-looking statements involve risks, uncertainties, and assumptions, as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports, and other filings filed with the Securities and Exchange Commission. There can be no assurance that future results will not be materially different from those described herein. The Company expressly disclaims any obligation to update or revise any such statements to reflect any change in expectations or events, conditions, or circumstances on which such statements are based, except as required by law.

Contact:

Lakeland Industries, Inc.

Roger Shannon, CFO

256-600-1390

rdshannon@lakeland.com

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